UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2007

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12291	54-1163725
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

4300 Wilson Boulevard, Suite 1100, Arlington, Virginia	22203
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (703) 522-1315

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02            Results of Operations and Financial Condition.

On February 26, 2007, The AES Corporation (“AES” or the “Company”) announced that it will restate its previously reported financial statements for the years 2004 and 2005 and interim periods in 2006 as a result of accounting errors discovered by the Company’s management and during the course of the 2006 audit.

Item 8.01            Other Events.

On February 26, 2007, the Company announced that it expects to reschedule the release of its year end 2006 financial results and its earnings conference call that was tentatively scheduled for February 28, 2007.  Revised dates for the earnings release and conference call will be announced at a future time. As the Company has not finalized its accounting review or completed its preparation of year end financial statements,  the Company will likely seek an extension of its filing deadline for its 2006 Form 10-K from the Securities Exchange Commission pursuant to Rule 12b-25 of the Securities and Exchange Act of 1934.

The Company also announced that it has identified certain errors in its financial statements.  Many of these errors were identified as a result of the Company’s continuing remediation of previously identified material weaknesses.  Other errors were discovered during the Company’s quarterly and year end accounting reviews. As a result of the errors discovered, the Company has decided to conduct additional reviews and analyses as of year end, which are currently ongoing.  The Company believes that all errors which have been identified to date were inadvertent and unintentional.

Since the accounting review is not complete, no definitive conclusions can be presented regarding the adjustments that will be made in the restatement. However, at this stage of the Company’s review, the net impact of recording these adjustments does not appear to be material to any prior periods.  Nevertheless, the Company is still required to restate its financial statements because if it did not, the cumulative impact of correcting these adjustments would be recorded in  the fourth quarter and the full year ended December 31, 2006, and would likely be material to those periods.  In addition, the Company does not believe that any adjustments will affect total cash balances.  However, as noted, subsequent review and analysis could reveal errors that are material to prior periods or that affect cash balances.

In addition, the Company announced that it is reviewing its accounting for long term compensation, which includes restricted stock units and stock options.   At this stage of the review, management does not believe that any accounting errors related to long term compensation are the result of any fraudulent practice. Rather that  the Company’s review relates primarily to the fact that it has generally been treating the board approval date for its annual long-term compensation grants as the accounting measurement date for its share-based compensation.   However, since accounting measurement dates are determined by finalization of awards or communication to employees of awards, it is likely that the Company incorrectly calculated its share-based compensation expense.  The Company is also reviewing the potential impact on the accounting measurement date of administrative errors in the granting process, including administrative delays, errors in data entry and communication, and other mistakes.  The Company has retained an outside consulting firm to assist with its review of its accounting for share-based compensation.   As this review is in process, the Company is still evaluating whether any adjustment to its share-based compensation expense may be required and, if there is such an adjustment, whether the expense will be material to any prior period.  In addition, subsequent findings could alter the scope of the review.

The decision to restate prior financial statements was made by management on February 22, 2007, after consultation with AES’s Financial Audit Committee and after discussion with the Company’s independent registered public accounting firm, Deloitte & Touche LLP.

Item 9.01            Financial Statements and Exhibits

(d)                                 Exhibits

99.1                           Press Release dated February 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE AES CORPORATION
(Registrant)

	By:	/s/ Brian A. Miller
		Name:	Brian A. Miller
		Title:	General Counsel

Date: February 26, 2007